Exhibit 3.1

By-Laws
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By-Laws of General Electric Company*

Article I
Office

The office of this Company shall be in the City of Niskayuna, County of Schenectady, State of New York.

Article II Directors

A.The stock, property and affairs of this Company shall be managed by a Board of Directors consisting of not less than seven members. The number of Directors shall be such number, not less than the aforesaid minimum, as shall be determined by vote of a majority of the entire Board of Directors, except as the number of Directors for any year shall be fixed by the shareholders at any annual statutory meeting by a majority vote of the outstanding shares entitled to vote thereon. The Directors shall be elected each year, at the annual statutory meeting of the shareholders, to hold office until the next statutory meeting, and until their successors have been elected and have qualified. One-third of the number of Directors constituting the entire Board, as that number shall be determined from time to time, shall be a quorum for the transaction of business.
B.Meetings of Directors

1.The Board of Directors may fix the time or times and the place or places of regular and special meetings of the Board. Special meetings of the Directors also may be held at any time by order of the Chairman of the Board, or in the absence of the Chairman of the Board, by order of the Chief Executive Officer, if then a separate office, or upon the written direction of two of the Directors.
2.Notice of each special meeting shall be mailed, telegraphed or delivered electronically to each Director at his residence or place of business at least two days before the meeting and notice shall be deemed to be given at the time of mailing or delivery to a telegraph office for transmission, but the said two days' notice need not be given to any Director who submits a signed waiver of notice, whether before or after the meeting, or who attends the meeting without protesting prior thereto or at its commencement, the lack of notice to him. If the time and place of a regular meeting have not been fixed by the Board, notice of such meeting shall be given as in the case of a special meeting.

3.The Board of Directors may prescribe an order of business for its meetings.
4.Any action required or permitted to be taken by the Board of Directors or any committee thereof may be taken without a meeting if all members of the Board or the committee consent in writing (electronic or otherwise) to the adoption of a resolution authorizing the action. The resolution and the written consent thereto by the members of the Board or committee shall be filed with the minutes of the proceedings of the Board or committee.

5.Any one or more members of the Board of Directors or of any committee of the Board of Directors may participate in a meeting of such Board or committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at any such meeting.

C.Election of Directors. In any non-contested election of directors, any incumbent director nominee who receives a greater number of votes cast against his or her election than in favor of his or her election shall immediately tender his or her resignation, and the Board of Directors shall decide, through a process managed by the Board committee responsible for director nominations and excluding the nominee in

*As last amended and restated by the Board of Directors, effective June 25, 2026.

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question, whether to accept the resignation at its next regularly scheduled Board meeting. The Board’s explanation of its decision shall be promptly disclosed on Form 8-K filed with the Securities and Exchange Commission (SEC).

D.In respect to things not herein specially provided for, the Board of Directors may exercise the powers conferred on them by law.

Article III
Committees of Directors

The Board of Directors, by resolution adopted by a majority of the entire Board, may designate from among its members, one or more committees, each consisting of one or more directors, and each of which, to the extent provided in the applicable resolution, shall have all the authority of the Board to the fullest extent permitted by law. The Board may designate one or more directors as ex officio members of any such committee who may replace any absent member or members at any meeting of such committee.

Article IV Officers
A.As determined by the Board of Directors, the officers of this Company shall include:

1.A Chairman of the Board, who shall be chosen by the Directors from their own number. The Chairman of the Board shall preside at all meetings of Directors, and he may at any time call any meeting of the Board of Directors; he may also at his discretion call or attend any meeting of any committee of the Board, whether or not a member of such committee.
2.A Chief Executive Officer of the Company, who shall be chosen by the Directors and may be from their own number and may also serve as Chairman of the Board. The Chief Executive Officer shall have general management, subject to the control of the Board of Directors, of the business of the Company, including the appointment of all officers and employees of the Company for whose election or appointment no other provision is made in these By-laws; he shall also have the power, at any time, to discharge or remove any officer or employee of the Company, subject to the action thereon of the Board of Directors, and shall perform all other duties appropriate to this office.

3.One or more Vice Chairmen, who shall also be chosen by the Directors and who shall be accountable to the Chief Executive Officer.
4.Two or more Vice Presidents, one or more of whom may also be designated Executive Vice Presidents or Senior Vice Presidents accountable to the Chief Executive Officer.

5.A Chief Financial Officer, who shall be the principal financial officer of the Company, and who shall have such duties as the Board, by resolution, shall determine. In the absence or disability of the Chief Financial Officer, the Chairman of the Board may designate a person to exercise the powers of such office.

6.A Controller and a Treasurer who shall be officers of the Company. The Controller and Treasurer shall perform such duties as may be assigned by the Chief Financial Officer. In the absence or disability of the Controller or Treasurer, the Chairman of the Board may designate a person to execute the powers of such office.
7.A Secretary, who shall record in proper books to be kept for that purpose and have custody of the minutes of the meetings of the shareholders of the Company and of meetings of the Board of Directors

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and of committees of the Board (other than the compensation committee) and who shall be responsible for the custody and care of the seal of the Company. He shall attend to the giving and serving of all notices of the Company and perform such other duties as may be imposed upon him by the Board of Directors. The Secretary may appoint an Associate Secretary and Attesting Secretaries, each of whom shall have the power to affix and attest the corporate seal of the Company, and to attest the execution of documents on behalf of the Company and who shall perform such other duties as may be assigned by the Secretary; and in the absence or disability of the Secretary, the Associate Secretary may be designated by the Chairman of the Board to exercise the powers of the Secretary.

8.Such other officers as the Board may from time to time appoint.

B.One person may hold two or more offices, except that no person shall simultaneously hold the offices of Chief Executive Officer and Secretary.

C.All officers shall be elected by the Board of Directors for an initial term which shall continue until the first regularly scheduled Board meeting preceding the next annual statutory meeting of shareholders, and thereafter all officers shall hold office until the next such election of officers or until removed; provided, however, that all officers shall serve at the pleasure of the Board. Officers, other than the Chairman of the Board, shall exercise such powers and perform such duties as the Chief Executive Officer may from time to time direct, provided that these powers and duties are not inconsistent with any outstanding Board resolutions. The Chairman of the Board shall exercise such powers and perform such duties as the Board of Directors may from time to time direct.
D.In the event of the absence, incapacity, illness or the death of the Chief Executive Officer, the duties of the Chief Executive Officer, pending action by the Board of Directors, shall be assumed by that Vice Chairman who is senior to the others in length of General Electric Company service.

Article V
Removal of Officers and Employees

A.Any officer or employee of the Company may be removed at any time by the affirmative vote of at least a majority of the Board of Directors. In case of such removal the officer so removed shall forthwith deliver all the property of the Company in his possession, or under his control, to some person to be designated by the Board. Nothing herein contained shall limit the power of any officer to discharge any subordinate.

B.The Board may at any time, in the transaction of business, temporarily delegate any of the duties of any officer to any other officer or person selected by it.

Article VI
Vacancies

Any vacancy occurring in the Board of Directors, or in any office, may be filled for the unexpired term by the Board of Directors.

Article VII
Meetings of Shareholders

A.Meetings of shareholders may be held at such time and in such place within or without the State of New York as the Board of Directors may determine, and the annual statutory meeting required by Section

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602(b) of the New York Business Corporation Law shall be held on the fourth Wednesday in April of each year, or as the Board of Directors may from time to time otherwise determine.

B.Special meetings of the shareholders may be called by the Board, or by the Secretary upon the written request therefor of shareholders holding ten percent of the then issued stock of the Company entitled to vote generally in the election of directors, filed with the Secretary. A shareholder request for a special meeting shall state the purpose(s) of the proposed meeting and shall include the information required for business to be properly brought by a shareholder before the annual meeting of shareholders as set forth in this Article VII with respect to any director nominations or other business proposed to be presented at such special meeting and as to the shareholder(s) requesting such meeting. Business transacted at a special meeting requested by shareholders shall be limited to the purpose(s) stated in the request; provided, however, that nothing in these By-Laws shall prohibit the Board of Directors from submitting matters to the shareholders at any special meeting requested by shareholders.

C.The Board of Directors may prescribe an order of business for meetings of shareholders. The Chairman of the Board, or in his absence, the Chief Executive Officer, if then a separate officer, shall preside at meetings of the shareholders; provided, however, that the Board of Directors may for any meeting of shareholders designate another officer or officers to preside.
D.No business shall be conducted at a meeting of the shareholders except in accordance with the procedures set forth in this Article VII. Nominations for the election of directors may be made by the Board of Directors (a Board Nominee) or by any shareholder entitled to vote for the election of directors who complies with the notice procedures set forth in this Article (a Shareholder Nominee). The proposal of other business that may properly be considered by shareholders at a meeting may be made only (i) by or at the direction of the Board of Directors as permitted by law or (ii) by any shareholder of the Company who was a shareholder of record at the time such shareholder gives notice of such proposal as provided for in this Article, who is entitled to vote on the proposal and who complies with the notice procedures set forth in this Article.

1.For business to be properly brought by a shareholder before the annual meeting of shareholders, the shareholder must give timely notice thereof in writing to the Secretary of the Company and such business must otherwise be a proper matter for shareholder action. To be timely, a shareholder’s notice of intention to make a nomination or to propose other business at the annual meeting must either (i) be sent to the Company in compliance with the requirements of SEC Rule 14a-8, if the proposal is submitted under such rule, or (ii) if not, be mailed and received by, or delivered to, the Secretary at the principal executive offices of the Company not earlier than the 150th day and not later than the close of business on the 120th day prior to the anniversary of the date the Company commenced mailing of its proxy materials in connection with the most recent annual meeting of shareholders or, if the date of the annual meeting of shareholders is more than 30 days earlier or later than the anniversary date of the most recent annual meeting of shareholders, then not later than the close of business on the earlier of (a) the 10th day after public disclosure of the meeting date, or (b) the 60th day prior to the date the Company commences mailing of its proxy materials in connection with the annual meeting of shareholders.

2.Only matters as are stated in the notice of a special meeting of shareholders shall be brought before such a meeting and, in the case of a special meeting properly noticed for the election of directors, notice of a shareholder’s intention to make a nomination, in order to be timely, must be mailed and received by, or delivered to, the Secretary at the principal executive offices of the Company not later than the close of business on the 10th day after public disclosure of the meeting date.

3.    A shareholder’s notice to the Secretary to submit business for action at the annual meeting of shareholders shall set forth either the information required by SEC Rule 14a-8 if submitted in accordance with and permitted by such rule or, if a nomination for the election of a director at the annual meeting or a special meeting of shareholders or otherwise not in accordance with such rule: as to the shareholder

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giving the notice, the beneficial owners, if any, on whose behalf the business is being submitted and, if such shareholder or beneficial owner is an entity, as to each director, executive, managing member or control person of such entity (any such individual or control person, a “control person”): (i) the name and address of the shareholder and such beneficial owners and control persons, (ii) the class, series and number of all shares of stock of the Company held of record and beneficially by such shareholder and such beneficial owners and control persons, and a representation that such shareholder will notify the Company in writing of the class, series and number of such shares owned of record and beneficially as of the record date for the meeting, promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (iii) a representation that the shareholder is entitled to vote at the meeting and intends to appear at the meeting in person or by proxy to submit the business specified in such notice, (iv) a brief description of the business desired to be submitted to the meeting of shareholders, including the complete text of any resolutions and any amendment to any Company document intended to be presented at the meeting of shareholders, (v) any personal or other direct or indirect material interest of the shareholder and such beneficial owners and control persons in the business to be submitted, (vi) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, the shareholder and such beneficial owners and control persons, the effect or intent of which is to mitigate loss, manage risk or benefit from share price change for, or maintain, increase or decrease the voting power of, such shareholder or such beneficial owners or control persons with respect to shares of stock of the Company, and a representation that the shareholder will notify the Company in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (vii) a representation whether the shareholder or the beneficial owner or control person, if any, will engage in a solicitation with respect to the nomination or business and, if so, the percentage of shares of the Company’s capital stock entitled to vote on such matter that are believed or intended to be held by the shareholders to be solicited, the approximate number of shareholders to be solicited if less than all, and the name of each participant (as defined in Item 4 of Schedule 14A under the Exchange Act, regardless of whether such solicitation is subject to such provision) in such solicitation, (viii) all other information relating to the proposed business which may be required to be disclosed under the New York Business Corporation Law or applicable listing standards of the primary exchange on which the Company’s capital stock is listed or included in a proxy statement filed pursuant to the proxy rules of the SEC and (ix) if the shareholder intends to make a nomination, (a) information regarding each Shareholder Nominee as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC as well as other information, in each case, as set forth in a completed and signed written questionnaire completed and signed by the Shareholder Nominee, which shall be provided by the Secretary upon written request, (b) any additional information as necessary to permit the Board of Directors to determine if each Shareholder Nominee is independent under applicable listing standards, any applicable rules of the SEC and any publicly disclosed standards used by the Board in determining and disclosing the independence of the Company’s directors (the Applicable Independence Standards), (c) a written representation and agreement, in the form provided by the Secretary upon written request, relating to the Shareholder Nominee’s compliance, in his or her individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, if elected as a director, with the Company’s corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines, any other Company code of conduct, policies and guidelines or any rules, regulations and listing standards, in each case as applicable to Company directors, (d) a written representation and agreement that such person (i) is not and will not become a party to any agreement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question, and (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director unless the terms of such agreement, arrangement or understanding has been provided to the Company, (e) a written representation that the shareholder or the beneficial owner or control person, if any, intends to solicit holders of at least sixty-

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seven percent (67%) of the shares of the Company’s capital stock entitled to vote at the annual meeting or special meeting of shareholders, as applicable, in support of the Shareholder Nominee(s), and (f) the terms of all agreements, arrangements and understandings between the shareholder and each Shareholder Nominee and any other person or persons, including the shareholder, such beneficial owners and any control persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder or that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K of the Exchange Act if the shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant. Notice of intention to make a nomination shall be accompanied by the written consent of each Shareholder Nominee to be named in any proxy materials (including a form of proxy card) relating to the Company’s next annual meeting or special meeting of shareholders, as applicable, as a Shareholder Nominee and to serve as director of the Company if elected.

In addition, to be considered timely, a shareholder’s notice shall be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the annual meeting or special meeting of shareholders, as applicable, and as of the date that is ten business days prior to such meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Company not later than five business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight (8) business days prior to the date of the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof. For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other section of these By-laws shall not limit the Company’s rights with respect to any deficiencies in any notice provided by a shareholder, extend any applicable deadlines hereunder or under any other provision of these By-laws or enable or be deemed to permit a shareholder who has previously submitted notice hereunder or under any other provision of these By-laws to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business and/or resolutions proposed to be brought before a meeting of the shareholders. In addition, if the shareholder giving the notice has delivered to the Company a notice relating to the nomination of directors, the shareholder giving the notice shall deliver to the Company, no later than five business days prior to the date of the meeting of shareholders, or, if applicable, any adjournment, recess, rescheduling or postponement thereof (or, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned, recessed, rescheduled, or postponed) reasonable evidence that it has complied with the requirements of Rule 14a-19 under the Securities Exchange Act of 1934, as amended.

Any shareholder directly or indirectly soliciting proxies from other shareholders must use a proxy card color other than white, which shall be reserved for exclusive use by the Board of Directors.

E.The officer presiding at the meeting of shareholders shall determine all matters relating to the efficient conduct of the meeting, including, but not limited to, the items of business. The presiding officer shall, if the facts warrant, determine and declare that any putative business was not properly brought before the meeting in accordance with the procedures prescribed by this Article VII, in which case such business shall not be transacted.

F.The Company shall include in its proxy statement for any annual meeting of shareholders the name, together with the Required Information (defined below), of any Shareholder Nominee identified in a timely notice that satisfies Section D of this Article VII delivered by one or more shareholders who at the time the request is delivered satisfy, or are acting on behalf of persons who satisfy the ownership and other requirements of both Sections D and F of this Article VII (such shareholder or shareholders, and any

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person on whose behalf they are acting, the Eligible Shareholder), and who expressly elects at the time of providing the notice required by this Article VII to have its nominee included in the Company’s proxy materials pursuant to this Article VII Section F.

1.For purposes of this Article VII Section F, the “Required Information” that the Company will include in its proxy statement is (i) the information concerning the Shareholder Nominee and the Eligible Shareholder that, as determined by the Company, is required to be disclosed in a proxy statement filed pursuant to the proxy rules of the SEC, and (ii) if the Eligible Shareholder so elects, a Statement (defined below).

2.The Company shall not be required to include a Shareholder Nominee in its proxy materials for any meeting of shareholders for which (i) the Secretary receives a notice that the Eligible Shareholder has nominated a person for election to the Board of Directors pursuant to the notice requirements set forth in Article VII Section D and (ii) the Eligible Shareholder does not expressly elect at the time of providing the notice to have its nominee included in the Company’s proxy materials pursuant to this Article VII Section F.

3.The number of Shareholder Nominees (including Shareholder Nominees that were submitted by an Eligible Shareholder for inclusion in the Company’s proxy materials pursuant to this Article VII Section F but either are subsequently withdrawn or that the Board of Directors decides to nominate as Board Nominees) appearing in the Company’s proxy materials with respect to a meeting of shareholders shall not exceed 20% of the number of directors in office as of the last day on which notice of a nomination may be delivered pursuant to Article VII Section D (the Final Proxy Access Nomination Date), or if such amount is not a whole number, the closest whole number below 20%. In the event that the number of Shareholder Nominees submitted by Eligible Shareholders pursuant to this Article VII Section F exceeds this maximum number, each Eligible Shareholder shall select one Shareholder Nominee for inclusion in the Company’s proxy materials until the maximum number is reached, going in the order of the amount (largest to smallest) of shares of the Company’s capital stock each Eligible Shareholder disclosed as owned in the written notice of the nomination submitted to the Company. If the maximum number is not reached after each Eligible Shareholder has selected one Shareholder Nominee, this selection process shall continue as many times as necessary, following the same order each time, until the maximum number is reached.

4.An Eligible Shareholder must have owned (as defined below) 3% or more of the Company’s outstanding capital stock continuously for at least three years (the Required Shares) as of both the date the written notice of the nomination is delivered to or mailed and received by the Company in accordance with Article VII Section D and the record date for determining shareholders entitled to vote at the meeting and must continue to own the Required Shares through the meeting date. For purposes of satisfying the foregoing ownership requirement under this Article VII Section F, (i) the shares of common stock owned by one or more shareholders, or by the person or persons who own shares of the Company’s common stock and on whose behalf any shareholder is acting, may be aggregated, provided that the number of shareholders and other persons whose ownership of shares is aggregated for such purpose shall not exceed twenty, and (ii) a group of funds under common management and investment control shall be treated as one shareholder or person for this purpose. Within the time period specified in Article VII Section D for providing notice of a nomination, an Eligible Shareholder must provide the following information in writing to the Secretary (in addition to the information required to be provided by Article VII Section D): (i) one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period) verifying that, as of a date within seven calendar days prior to the date the written notice of the nomination is delivered to or mailed and received by the Company, the Eligible Shareholder owns, and has owned continuously for the preceding three years, the Required Shares, and the Eligible Shareholder’s agreement to provide, within five business days after the record date for the meeting, written statements from the record holder and intermediaries verifying the Eligible Shareholder’s

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continuous ownership of the Required Shares through the record date, (ii) the written consent of each Shareholder Nominee to be named in the proxy statement as a nominee and to serving as a director if elected, (iii) a copy of the Schedule 14N that has been filed with the SEC as required by Rule 14a-18 under the Exchange Act, as may be amended, (iv) a representation that the Eligible Shareholder (including each member of any group of shareholders that together is an Eligible Shareholder hereunder) (A) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Company, and does not presently have such intent, (B) has not nominated and will not nominate for election to the Board of Directors at the meeting any person other than the Shareholder Nominee(s) being nominated pursuant to this Article VII Section F, (C) has not engaged and will not engage in, and has not and will not be, a “participant” in another person’s “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the meeting other than each Shareholder Nominee or a Board Nominee, (D) will not distribute to any shareholder any form of proxy for the meeting other than the form distributed by the Company, (E) intends to continue to own the Required Shares through the date of the meeting, (F) will provide facts, statements and other information in all communications with the Company and its shareholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and (G) intends to continue to own the Required Shares for at least one year following the meeting, and (v) an undertaking that the Eligible Shareholder agrees to (A) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Shareholder’s communications with the Company’s shareholders or out of the information that the Eligible Shareholder provided to the Company, (B) indemnify and hold harmless the Company and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Company or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Shareholder pursuant to this Article VII Section F, (C) file with the SEC all soliciting and other materials as required under Section F.9 of this Article VII, and (D) comply with all other applicable laws, rules, regulations and listing standards with respect to any solicitation in connection with the meeting. The inspector of elections shall not give effect to the Eligible Shareholder’s votes with respect to the election of directors if the Eligible Shareholder does not comply with each of the representations in clause (iv) above.

5.For purposes of this Article VII Section F, an Eligible Shareholder shall be deemed to “own” only those outstanding shares of the Company’s capital stock as to which the shareholder possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (x) sold by such shareholder or any of its affiliates in any transaction that has not been settled or closed, (y) borrowed by such shareholder or any of its affiliates for any purposes or purchased by such shareholder or any of its affiliates pursuant to an agreement to resell or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such shareholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Company’s capital stock, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such shareholder’s or affiliates’ full right to vote or direct the voting of any such shares, and/or (2) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such shareholder or affiliate. A shareholder shall “own” shares held in the name of a nominee or other intermediary so long as the shareholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A shareholder’s ownership of shares shall be deemed to continue during any period in which the shareholder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement that is revocable at any time by the shareholder. A person’s ownership of shares shall be deemed to continue during any period in which (i) the person has loaned such shares, provided that the person has the power to recall such loaned shares on three business days’ notice; or (ii) the person has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement

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that is revocable at any time by the person. Whether outstanding shares of the Company’s capital stock are “owned” for these purposes shall be determined by the Board of Directors, which determination shall be conclusive and binding on the Company and its shareholders. For purposes of this Article VII Section F, the term “affiliate” shall have the meaning ascribed thereto in the regulations promulgated under the Exchange Act.

6.The Eligible Shareholder may provide to the Secretary, within the time period specified in Article VII Section D for providing notice of a nomination, a written statement for inclusion in the Company’s proxy statement for the meeting, not to exceed 500 words, in support of the Shareholder Nominee’s candidacy (the Statement). Notwithstanding anything to the contrary contained in this Article VII, the Company may omit from its proxy materials any information or Statement that it believes would violate any applicable law, rule, regulation or listing standard.

7.The Company shall not be required to include, pursuant to this Article VII Section F, a Shareholder Nominee in its proxy materials (i) for any meeting for which the Secretary receives a notice that the Eligible Shareholder or any other shareholder has nominated a Shareholder Nominee for election to the board of directors pursuant to the requirements of Article VII Section D and does not expressly elect at the time of providing the notice to have its nominee included in the Company’s proxy materials pursuant to this Article VII Section F, (ii) if the Eligible Shareholder who has nominated such Shareholder Nominee has engaged in or is currently engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the meeting other than its Shareholder Nominee(s) or a Board Nominee, (iii) who is not independent under the Applicable Independence Standards, as determined by the Board of Directors, (iv) whose election as a member of the Board of Directors would cause the Company to be in violation of these By-Laws, the Company’s Certificate of Incorporation, the listing standards of the principal exchange upon which the Company’s capital stock is traded, or any applicable state or federal law, rule or regulation, (v) who is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, (vi) who is a director, trustee, officer or employee with management functions for any depository institution, depository institution holding company or entity that has been designated as a Systemically Important Financial Institution, each as defined in the Depository Institution Management Interlocks Act (DIMIA), provided, however, that this clause (vi) shall apply only while the Company is subject to DIMIA, (vii) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten years, (viii) who is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended, (ix) if such Shareholder Nominee or the applicable Eligible Shareholder shall have provided information to the Company in respect to such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading, as determined by the Board of Directors, or (x) if the Eligible Shareholder or applicable Shareholder Nominee otherwise contravenes any of the agreements or representations made by such Eligible Shareholder or Shareholder Nominee or fails to comply with its obligations pursuant to this Article VII.

8.Notwithstanding anything to the contrary set forth herein, the Board of Directors or the person presiding at the meeting shall declare a nomination by an Eligible Shareholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Company, if (i) the Shareholder Nominee(s) and/or the applicable Eligible Shareholder shall have breached its or their obligations, agreements or representations under this Article VII, as determined by the Board of Directors or the person presiding at the meeting, or (ii) the Eligible Shareholder (or a qualified representative thereof) does not appear at the meeting to present any nomination pursuant to this Article VII Section F.
9.The Eligible Shareholder (including any person who owns shares that constitute part of the Eligible Shareholder’s ownership for purposes of satisfying Section F.5 of this Article VII) shall file with the SEC

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any solicitation or other communication with the Company’s shareholders relating to the meeting at which the Shareholder Nominee will be nominated, regardless of whether any such filing is required under Regulation 14A of the Exchange Act or whether any exemption from filing is available for such solicitation or other communication under Regulation 14A of the Exchange Act.

10.No person may be a member of more than one group of persons constituting an Eligible Shareholder under this Article VII Section F.

11.Any Shareholder Nominee who is included in the Company’s proxy materials for a particular meeting of shareholders but either (i) withdraws from or becomes ineligible or unavailable for election at the meeting, or (ii) does not receive at least 25% of the votes cast in favor of the Shareholder Nominee’s election, shall be ineligible to be a Shareholder Nominee pursuant to this Article VII Section F for the next two annual meetings of shareholders following the meeting for which the Shareholder Nominee has been nominated for election.

Article VIII
Stock and Transfer

A.Certificates of stock, signed by the Chairman of the Board, or a Vice Chairman, or the Chief Executive Officer, if then a separate officer, or a Vice President and the Secretary or Treasurer, shall be issued to the shareholders; provided, however, that the Board may provide by resolution or resolutions that some or all of any or all classes or series of stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Company. Such signatures may be facsimiles, engraved or printed, and in case any such officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such before such certificate is issued, such certificate may be issued by the Company with the same effect as if that officer had not ceased to be such at the date of its issue.
B.The stock shall be transferable only upon the books of the Company, by the holder thereof, in person, or by properly authenticated power of attorney.

C.The Board of Directors may appoint suitable agents in the City of New York and elsewhere, to facilitate transfers by shareholders under such regulations as the Board may from time to time prescribe. The transfer books may be closed by the Board for such periods as may be deemed advisable for dividend or other purposes.

D.The Board of Directors may appoint any bank or trust company in the City of New York or elsewhere, to act as registrar of transfers of stock until otherwise ordered by the Board of Directors. After the appointment of any such registrar of transfers, no certificate thereafter issued for stock shall be binding upon the Company, or have any validity, unless countersigned by any such registrar of transfers, or by a successor of any such registrar appointed by the Board of Directors.

E.The Board of Directors may make such other and further regulations, with reference to the stock and its transfer, as to them may seem advisable from time to time.

F.The Board of Directors may call a meeting or meetings of shareholders for the purpose of authorizing an increase of the stock of this Company, at such time or times as to the Board may seem advisable.

Article IX Examination of Books

The Board of Directors may, by resolution, make regulations respecting the examination of the books of the Company by shareholders.

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Article X
Engineering Decisions and Activities

All engineering decisions made in a particular state pertaining to any project or engineering activities conducted by the Company in such state where so required by law, or where the Chief Executive Officer so directs, shall be made (a) by the employee of the Company who holds a certificate of registration as an engineer in such state and who has been specified by the Chief Executive Officer or the person designated by the Chief Executive Officer to make such specification, as the engineer in responsible charge of such project or engineering activities, or (b) by other responsible engineers under his direction or supervision.

Article XI Indemnification

A.The Company shall, to the fullest extent permitted by applicable law as the same exists or may hereafter be in effect, indemnify any person who is or was or has agreed to become a director or officer of the Company (hereinafter, a “director” or “officer”) and who is or was made or threatened to be made a party to or is involved in any threatened, pending or completed action, suit, arbitration, alternative dispute mechanism, inquiry, investigation, hearing or other proceeding (including any appeal therein), whether civil, criminal, administrative, investigative, legislative or otherwise (hereinafter, a “proceeding“), including an action by or in the right of the Company to procure a judgment in its favor and an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which such person is serving, has served or has agreed to serve in any capacity at the request of the Company, by reason of the fact that he or she is or was or has agreed to become a director or officer of the Company, or, while a director or officer of the Company, is or was serving or has agreed to serve such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against (i) judgments, fines, amounts paid or to be paid in settlement, taxes or penalties, and (ii) costs, charges and expenses, including attorneys’ fees (hereinafter, “expenses”), incurred in connection with such proceeding, provided, however, that no indemnification shall be provided to any such person if a judgment or other final adjudication adverse to the director or officer and from which there is no further right to appeal establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. Notwithstanding the foregoing, except as provided in Section E with respect to a suit to enforce rights to indemnification or advancement of expenses under this Article XI, the Company shall be required to indemnify a director or officer under this Section A in connection with any suit (or part thereof) initiated by such person only if such suit (or part thereof) was authorized by the Board of Directors.

B.In addition to the right to indemnification conferred by Section A, a director or officer of the Company shall, to the fullest extent permitted by applicable law as the same exists or may hereafter be in effect, also have the right to be paid by the Company the expenses incurred in defending any proceeding in advance of the final disposition of such proceeding upon delivery to the Company of an undertaking by or on behalf of such person to repay any amounts so advanced if (i) such person is ultimately found, under the procedure set forth in Section C or by a court of competent jurisdiction, not to be entitled to indemnification under this Article XI or otherwise, or (ii) where indemnification is granted, to the extent the expenses so advanced by the Company exceed the indemnification to which such person is entitled.
C.To receive indemnification under Section A, a director or officer of the Company shall submit to the Company a written request, which shall include documentation or information that is necessary to determine the entitlement of such person to indemnification and that is reasonably available to such person. Upon receipt by the Company of a written request for indemnification, if required by the New York Business Corporation Law, a determination with respect to the request shall be made (i) by the Board of Directors, acting by a quorum consisting of directors who are not parties to the proceeding upon a finding

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that the director or officer has met the applicable standard of conduct set forth in the New York Business Corporation Law, or (ii) if a quorum of such disinterested directors is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by the Board of Directors upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the director or officer has met the applicable standard of conduct set forth in the New York Business Corporation Law or by the shareholders upon a finding that such person has met such standard of conduct. The determination of entitlement to indemnification shall be made, and such indemnification shall be paid in full, within 90 days after a written request for indemnification has been received by the Company. Upon making a request for indemnification, a director or officer shall be presumed to be entitled to indemnification and the burden of establishing that a director or officer is not entitled to indemnification under this Article XI or otherwise shall be on the Company.

D.To receive an advancement of expenses under Section B, a director or officer shall submit to the Company a written request, which shall reasonably evidence the expenses incurred by such person and shall include the undertaking required by Section B. Expenses shall be paid in full within 30 days after a written request for advancement has been received by the Company.

E.If a claim for indemnification or advancement of expenses is not paid in full by the Company or on its behalf within the time frames specified in Section C or D, as applicable, a director or officer of the Company may at any time thereafter bring suit against the Company in a court of competent jurisdiction to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, such person shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit brought by a director or officer of the Company to enforce a right to indemnification or advancement of expenses under this Article XI, or brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that such person is not entitled to be indemnified, or to such advancement of expenses, under this Article XI or otherwise shall be on the Company.

F.Notwithstanding any other provision of this Article XI, to the fullest extent permitted by applicable law as the same exists or may hereafter be in effect, a director or officer of the Company shall be entitled to indemnification against all expenses incurred by such person or on such person’s behalf if such person appears as a witness or otherwise incurs legal expenses as a result of or related to such person’s service (i) as a director or officer of the Company, or (ii) while a director or officer of the Company, at any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, which such person is serving, has served or has agreed to serve in any capacity at the request of the Company, in any threatened, pending or completed action, suit, arbitration, alternative dispute mechanism, inquiry, investigation, hearing or other proceeding to which such person neither is, nor is threatened to be made, a party.

G.The Company may, to the extent authorized from time to time by the Board of Directors, or by a committee comprised of members of the Board or members of management as the Board may designate for such purpose, provide indemnification to employees or agents of the Company who are not officers or directors of the Company with such scope and effect as determined by the Board, or such committee.

H.The Company may indemnify any person to whom the Company is permitted by applicable law to provide indemnification or the advancement of expenses, whether pursuant to rights granted pursuant to, or provided by, the New York Business Corporation Law or other rights created by (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, it being expressly intended that these By-Laws authorize the creation of other rights in any such manner. The right to be indemnified and to the advancement of expenses authorized by this Section H shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision

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of the Certificate of Incorporation, By-Laws, agreement, vote of shareholders or disinterested directors or otherwise.

I.The rights conferred by this Article XI shall be contract rights and shall vest at the time a person agrees to become a director or officer of the Company. Such rights shall continue as to a person who has ceased to be a director or officer of the Company and shall extend to the heirs and legal representatives of such person. Any repeal or modification of the provisions of this Article XI shall not adversely affect any right or protection hereunder of any director or officer in respect of any act or omission occurring prior to the time of such repeal or modification.

J.If any provision of this Article XI is held to be invalid, illegal or unenforceable for any reason whatsoever (i) the validity, legality and enforceability of the remaining provisions of this Article XI (including without limitation, all portions of any section of this Article XI containing any such provision held to be invalid, illegal or unenforceable, that are not by themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Article XI (including, without limitation, all portions of any section of this Article XI containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.
K.This Article XI may be amended, modified or repealed either by action of the Board of Directors of the Company or by the vote of the shareholders.

Article XII
Amendments of By-Laws

These By-laws may be altered, amended or repealed, at any time, in the manner provided in the Certificate of Incorporation of this Company.

Article XIII Emergency By-Law

A.This Emergency By-law shall become effective if the Defense Council of New York, as constituted under the New York State Defense Emergency Act now in effect or as it may hereafter be amended from time to time, shall order the effectiveness of emergency By-laws of New York Corporations and shall cease to be effective when the Council shall so declare. This Emergency By-law may also become effective in the manner outlined in Section E of this Article.

B.In the event this Emergency By-law shall become effective, the business of the Company shall continue to be managed by those members of the Board of Directors in office at the time the emergency arises who are available to act during the emergency. If less than three such Directors are available to act, additional Directors, in whatever number is necessary to constitute a Board of three Directors, shall be selected automatically from the first available officers or employees in the order provided in the emergency succession list established by the Board of Directors and in effect at the time an emergency arises.

C.For the purposes of Sections B and D.3 of this Article, a Director shall be deemed unavailable to act if he shall fail to attend a Directors meeting called in the manner provided in Section D.1 of this Article. This section, however, shall not affect in any way the right of a Director in office at the time an emergency arises to continue as a Director.
D.The Board of Directors shall be governed by the following basic procedures and shall have the following specific powers in addition to all other powers which it would otherwise have.

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1.Meetings of the Board of Directors may be called by any Director, or by the first available officer or employee in the order provided in the emergency succession list referred to in Section B of this Article, by mailing to all Directors written notice thereof at their residence or place of business at least two days before the meeting and by using other reasonably available means of communication in an effort to contact each Director.

2.Three Directors shall constitute a quorum which may in all cases act by majority vote.
3.If the number of Directors who are available to act shall drop below three, additional Directors, in whatever number is necessary to constitute a Board of three Directors, shall be selected automatically from the first available officers or employees in the order provided in the emergency succession list referred to in Section B of this Article.

4.Additional Directors, beyond the minimum number of three Directors, but not more than three additional Directors, may be elected from any officers or employees on the emergency succession list referred to in Section B of this Article.

5.Any Director, other than a Director in office at the time an emergency arises, may be removed by a majority vote.

6.The Board of Directors may establish any additional procedures and may amend any of the provisions of this Article concerning the interim management of the affairs of the Company in an emergency if it considers it to be in the best interests of the Company to do so, except that it may not change Sections C or D.5 of this Article in any manner which excludes from participation any person who was a Director in office at the time an emergency arises.

7.To the extent that it considers it practical to do so, the Board of Directors shall manage the business of the Company during an emergency in a manner which is consistent with the Certificate of Incorporation and By-laws. It is recognized, however, that in an emergency it may not always be practical to act in this manner and this Emergency By-law is intended to and hereby empowers the Board of Directors with the maximum authority possible under the New York State Defense Emergency Act, and all other applicable law, to conduct the interim management of the affairs of the Company in an emergency in what it considers to be in the best interests of the Company.

E.If an obvious defense emergency exists because of an enemy attack and, if by reason of the emergency, the Defense Council of New York is itself unable to order the effectiveness of emergency by-laws as contemplated by Section A of this Article, then:
1.A quorum of the Board of Directors pursuant to Article II may order the effectiveness of this Emergency By-law or

2.If a quorum of the Board of Directors pursuant to Article II is not present at the first Board of Directors meeting called, in the manner provided in Section D.1 of this Article, after an emergency arises, then the provisions of this Emergency By-law shall automatically become effective and shall remain in effect until it is practical for a normally constituted Board of Directors to resume management of the business of the Company.

Article XIV
Forum

Unless the Company consents in writing to the selection of an alternative forum, (i) the New York Supreme Court in the State of New York (the Supreme Court) (or, in the event that the Supreme Court does not have jurisdiction, the federal district courts in the State of New York or other state courts in the State of New York) (any such court, a Chosen Court) shall, to the fullest extent permitted by law, be the

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sole and exclusive forum for (a) any derivative action, suit or proceeding brought on behalf of the Company, (b) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or shareholder of the Company to the Company or to its shareholders, (c) any action, suit or proceeding arising pursuant to any provision of the New York Business Corporation Law or the Certificate of Incorporation or these By-laws (as either may be amended from time to time) or (d) any action, suit or proceeding asserting a claim against the Company governed by the internal affairs doctrine. Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to this Article XIV. If any action the subject matter of which is within the scope of this Article XIV is filed in a court other than a Chosen Court (a Foreign Action) in the name of any shareholder, such shareholder shall be deemed to have consented to (i) the personal jurisdiction of the Chosen Courts in connection with any action brought in any such court to enforce this Article XIV (an Enforcement Action) and (ii) having service of process made upon such shareholder in any such Enforcement Action by service upon such shareholder’s counsel in the Foreign Action as agent for such shareholder.

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